Exhibit 99.1

Hi-Tech Pharmacal Reports Sales of $55.6 Million and EPS of $0.79 for the Third Quarter Ended January 31, 2012

AMITYVILLE, N.Y. – March 8, 2012 - Hi-Tech Pharmacal Co., Inc. (NASDAQ: HITK) today reported results for the Company’s fiscal third quarter ended January 31, 2012.

Quarterly Results

Net sales for the three months ended January 31, 2012 were $55,625,000, an increase of $5,925,000 or 12% compared to the net sales of $49,700,000, for the three months ended January 31, 2011.

Net sales for generic pharmaceuticals for the three months ended January 31, 2012 were $47,541,000, an increase of $6,995,000 or 17%, compared to sales of $40,546,000 for the respective prior fiscal period. The increase was primarily due to stronger sales of Fluticasone Propionate nasal spray. Sales of Fluticasone Propionate increased to $21,800,000 from $17,900,000 in the comparable quarter as the Company sold more units at a lower average price. The Company also benefited from sales of Gabapentin oral solution, launched in February 2011, Ranitidine oral solution, launched in May 2011, Levofloxacin oral solution, launched in June 2011 and Lidocaine sterile jelly, launched in September 2011. Increased sales of the Company’s Clobetasol line of topical products and Buprenorphine sublingual tablet also contributed to the results.

ECR Pharmaceuticals contributed $4,347,000 to sales in the current period, a decrease of $1,134,000 or 21%, compared to sales of $5,481,000 for the respective fiscal 2011 period. The decrease was primarily due to the discontinuation of the extended release versions in the Lodrane® line of antihistamines. Increased sales of recently acquired products, including TussiCaps®, partially offset the decrease in sales for the quarter.

Net sales for the Health Care Products division, which markets the Company’s OTC branded products, increased slightly to $3,737,000 compared to $3,673,000 reported for the same period last year.

Cost of goods sold increased to $24,889,000 or 45% of net sales, for the three months ended January 31, 2012 from $21,067,000, or 42% of net sales, for the three months ended January 31, 2011. The increase in cost of goods sold as a percentage of net sales is primarily due to lower sales in the high margin ECR Pharmaceuticals subsidiary as well as pricing declines for both Fluticasone Propionate nasal spray and Dorzolamide ophthalmic products.

Research and product development costs for the three months ended January 31, 2012 increased 13% to $3,017,000, compared to $2,672,000 for the same period ended January 31, 2011. The Company has increased expenditures on three generic products requiring clinical trials which it has undertaken with partners.

Selling, general and administrative expense increased to $13,260,000 from $10,701,000 for the three months ended January 31, 2012 and 2011, respectively. This increase is primarily due to increased amortization associated with product acquisitions in the ECR Pharmaceuticals subsidiary and increased advertising in the Health Care Products division. Additionally, the ECR subsidiary added 30 contract sales representatives to expand the sales force to new areas of the country.

For the three months ended January 31, 2012, the Company recorded net income from continuing operations of $10,806,000, a slight increase over net income from continuing operations of $10,796,000, for the same period in the prior year. On a fully diluted share basis, EPS from continuing operations decreased to $0.79 from $0.84 in the prior year, because of an increase in shares outstanding driven by option exercises.

David Seltzer, President and CEO, commented on the results: “Hi-Tech has continued with strong performance again this quarter despite a mild cough, cold and flu season. The Company’s largest selling product, Fluticasone Propionate nasal spray, an allergy medication, continues to sell extremely well. The Company has strategically focused on positioning itself for continued growth by increasing production to meet customer demand for the upcoming allergy season. Our balance sheet remains strong and the Company continues to seek new opportunities through research and development, and product acquisitions.”

Conference call information

The Company will hold a conference call today to discuss its financial results at 11:00 a.m. Eastern Time.

To access the conference call, dial toll free 866-825-3308, or 617-213-8062 for international callers, five minutes before the conference. The passcode of the conference call is 53600698.

A replay of the conference call will be available after 1:00 p.m. on March 8, 2012, for one week by calling toll free 888-286-8010, or 617-801-6888 for international callers. The passcode for the replay is 65172287.

Other Information

Hi-Tech currently has fourteen products awaiting approval at the FDA, targeting brand and generic sales of approximately $1.5 billion, including one product for which the Company has a financial interest which was filed by another company. In addition, Hi-Tech has approximately twenty products in active development targeting brand sales of over $3 billion, including sterile ophthalmic products, oral solutions and suspensions and solid dosage forms.

Hi-Tech is a specialty pharmaceutical company developing, manufacturing and marketing generic and branded prescription and OTC products. The Company specializes in difficult to manufacture liquid and semi-solid dosage forms and produces a range of sterile ophthalmic, otic and inhalation products. The Company's Health Care Products Division is a leading developer and marketer of OTC products for the diabetes marketplace. Hi-Tech's ECR Pharmaceuticals subsidiary markets branded prescription products.

This press release contains certain future projections and forward-looking statements (statements which are not historical facts) with respect to the anticipated future performance of Hi-Tech made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such future projections and forward-looking statements are not assurances, promises or guarantees and investors are cautioned that all future projections and forward-looking statements involve significant business, economic and competitive risks and uncertainties, many of which are beyond Hi-Tech's ability to control or estimate precisely, including, but not limited to, the impact of competitive products and pricing, product demand and market acceptance, new product development, the regulatory environment, including without limitation, reliance on key strategic alliances, availability of raw materials, fluctuations in operating results, loss of customers or employees, the possibility that legal proceedings may be instituted against Hi-Tech and other results and other risks detailed from time to time in Hi-Tech's filings with the Securities and Exchange Commission. The actual results will vary from the projected results and such variations may be material. These statements are based on management's current expectations and assumptions concerning the future performance of Hi-Tech and are naturally subject to uncertainty and changes in circumstances. No representations or warranties are made as to the accuracy or completeness of any of the information contained herein, including, but not limited to, any assumptions or projections contained herein or forward-looking statements based thereon. We caution you not to place undue reliance upon any such forward-looking statements which speak only as of the date made, except to the extent specifically dated as of an earlier date. Hi-Tech is under no obligation, and expressly disclaims any such obligation, to update, alter or correct any inaccuracies herein, whether as a result of new information, future events or otherwise.

Contact Information:

Hi-Tech Pharmacal Co., Inc.

William Peters, CFO

(631) 789-8228

	Three Months (Unaudited)		Nine Months (Unaudited)
	1/31/12	1/31/11	1/31/12	1/31/11
Net sales	$55,625,000	$49,700,000	$168,711,000	$133,665,000
Cost of goods sold	24,889,000	21,067,000	71,343,000	57,359,000

Gross profit	30,736,000	28,633,000	97,368,000	76,306,000

Selling, general, administrative expenses	13,260,000	10,701,000	34,690,000	28,348,000
Research & product development costs	3,017,000	2,672,000	8,884,000	7,020,000
Royalty (income)	(898,000)	(1,557,000)	(2,293,000)	(3,778,000)
Contract research (income)	(198,000)	(50,000)	(226,000)	(667,000)
Interest expense	201,000	12,000	247,000	34,000
Interest (income) and other	(390,000)	229,000	(696,000)	13,000
Total	$14,992,000	$12,007,000	$40,606,000	$30,970,000

Income from continuing operations before income taxes	15,744,000	16,626,000	56,762,000	45,336,000
Provision for income taxes	4,938,000	5,830,000	18,400,000	15,592,000
Income from continuing operations	10,806,000	10,796,000	38,362,000	29,744,000
(Loss) from discontinued operations, net of tax	0	(658,000)	0	(955,000)
Net income	$10,806,000	$10,138,000	$38,362,000	$28,789,000

Basic net earnings (loss) per common share:
Continuing operations	0.83	0.85	2.99	2.36
Discontinued operations	0.00	(0.05)	0.00	(0.07)
Basic net earnings per common share	$0.83	$0.80	$2.99	$2.29

Diluted net earnings (loss) per common share:
Continuing operations	0.79	0.84	2.87	2.29
Discontinued operations	0.00	(0.05)	0.00	(0.07)
Diluted net earnings per common share	$0.79	$0.79	$2.87	$2.22

We Weighted average shares outstanding:
Basic	12,986,000	12,632,000	12,824,000	12,595,000
Effect of potential common shares	697,000	242,000	554,000	399,000
Diluted	13,683,000	12,874,000	13,378,000	12,994,000